                                                                   EXHIBIT 10.13


                              CONSULTING AGREEMENT


               CONSULTING AGREEMENT, dated as of April 3, 2002 (this "Agreement"), by and between STARBASE CORPORATION, a Delaware corporation (the "Company"), and Mr. William R. Stow III (the "Consultant").

               WHEREAS, the Consultant has been employed by the Company as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company; and

               WHEREAS, concurrently with entering into this Agreement, the Consultant is resigning as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company; and

               WHEREAS, the Company desires to retain the consulting services of the Consultant as a consultant to the Company, and the Consultant is willing to provide such consulting services, all upon the terms, provisions and conditions set forth in this Agreement.

               NOW THEREFORE, in consideration of the premises hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Consultant and the Company agree as follows:

               1. Resignation as Chief Executive Officer and Chairman of the Board. As of the date of this Agreement (the "Effective Date"), the Consultant hereby acknowledges and agrees that he has resigned as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company, and the Company has accepted the Consultant's resignation as Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company. Nothing herein is intended to effect or modify the Consultant's right to remain a member of the Company's Board of Directors in accordance with the Company's by-laws and applicable law.

               2. Term. The term of this Agreement shall commence on the date of this Agreement and shall expire on the first anniversary of the date of this Agreement, subject to earlier termination pursuant to the provisions of Section 5 of this Agreement (the "Term").

               3. Duties. During the Term, the Consultant shall report to the interim Chairman of the Board of Directors of the Company, currently Mr. John Snedegar, or his successor as Chairman of the Board of Directors (the "Chairman"), or such other individual as the Board of Directors shall reasonably designate, in its sole discretion (the "Board Designee"). The Consultant shall perform only those duties as may be reasonably assigned to him from time to time by the Chairman or the Board Designee, as the case may be. The Consultant shall not have authority to legally bind the Company or enter into any contract or agreement on behalf of the Company, and the Consultant and shall not represent to any third-party that he is authorized to legally bind the Company. The Consultant shall use his best efforts, skills and abilities to diligently perform his duties under this Agreement and shall keep the Chairman or the Board Designee, as the case may be, reasonably informed of his conduct in performing services required under this Agreement. The Consultant's services shall be limited to advising the

Company on product development and strategic alliances, including, without limitation, potential mergers and acquisitions, the actual scope of such services to be reasonably set and delineated by the Chairman or the Board Designee, as the case may be.

               4. Consulting Fee, Benefits and Related Items.

               (a) During the Term, the Company shall pay to the Consultant, and the Consultant shall accept from the Company, as full compensation for the performance of services under this Agreement, an annual consulting fee of $250,000, (the "Consulting Fee"). The Consulting Fee shall be payable at the time of, and in accordance with the Company's regular payroll practices. The Consultant shall be responsible for the payment of all taxes on the Consulting Fee and the Company shall have no obligation in respect thereof.

               (b) During the Term, the Company shall continue to provide the Consultant with medical insurance benefits at the Company's cost and expense (including coverage for him and his wife) and such other health and insurance benefits as the Company generally provides to its senior executive officers, pursuant to plans or policies the Company has in effect for its employees generally, which plans or policies may be amended from time to time at the Company's sole discretion. Following the Term, the Company will arrange to provide the Consultant, at his cost and expense, with medical coverage to the extent required by COBRA.

               (c) The Company must approve in writing all business expenses to be incurred by the Consultant in the performance of his duties hereunder prior to the incurrence of such expense. The Company shall reimburse the Consultant for all approved business expenses in accordance with its customary practices and upon submission of proper documentation by the Consultant to the Company evidencing such expense.

               (d) The Consultant acknowledges and agrees that the Consultant is obligated to the Company to reimburse the aggregate amount of $10,946.89 for moving expenses incurred by the Consultant which were not payable by the Company. Accordingly, the Company shall be entitled to withhold an amount equal to $912.25 per month from the payments of the Consulting Fee payable to the Consultant pursuant to Section 4(a) hereof, which amount shall be applied against the amount owed. If the consulting arrangement established hereby is terminated prior to the full repayment of the $10,946.89, the Company shall be entitled to immediate payment by the Consultant of the balance owed.

               (e) With respect to the stock options (the "Options") to purchase shares of common stock of the Company, par value $.01 per share (the "Common Stock") which have been granted to the Consultant prior to the date hereof and are set forth on Schedule I attached hereto, such Options shall continue to be subject to the agreements and stock option plans under which they were issued and are presently subject; provided that notwithstanding anything to the contrary contained in such agreements or plans all vested Options shall continue to be exercisable for a period equal to (i) one (1) year from the end of the Term of this Agreement or (ii) such longer period as may be provided in such agreement or plan. Any unvested Options shall continue to vest during the Term of this Agreement in accordance with the existing vesting schedules for such Options.

               (f) Nothing in this Agreement shall effect the Consultant's rights, if any, to shares of Common Stock (the "Escrowed Shares") held in escrow by Montreal Trust Company in accordance with the terms and conditions of that certain performance escrow agreement.

               (g) The sums and benefits being paid to or provided to the Consultant pursuant to this Section 4 are in lieu of any other payment, obligation, distribution, salary, bonus, incentive plan payment, severance pay, unused accrued vacation pay or any other form of compensation, benefit of any kind otherwise due, owing or payable by the Company to the Consultant and the Consultant hereby waives, to the fullest extent permitted by applicable law, any entitlement that he may have to any such payment, obligation, distribution, salary, bonus, incentive plan payment, severance payment, unused vacation pay or any other form of compensation due from the Company prior to the date hereof.

               (h) The Consultant shall not be required to perform his duties hereunder from any particular location. Within forty-eight (48) hours from the execution and delivery of this Agreement, the Consultant shall vacate the office that he presently maintains at the Company's principal executive offices. The Consultant shall be entitled to remove the computers that he has in his current office and to use those computers in a home or other office maintained by the Consultant during the Term of this Agreement. During the Term, the Consultant shall have access to the Company's e-mail system and subject to such security measures as the Company may require, the Company's network.

               5. Termination.

               The consulting arrangement established by this Agreement may be terminated prior to the expiration of the Term set forth in Section 1 upon the occurrence of any of the events set forth in, and subject to the terms of, this
Section 5.

               (a) Death. The consulting arrangement established by this Agreement will terminate immediately and automatically upon the death of the Consultant. If the consulting arrangement established by this Agreement is terminated as a result of the death of the Consultant, then the Consultant's estate shall be entitled to receive accrued and unpaid Consulting Fees through the date of such termination.

               (b) Disability. The consulting arrangement established by this Agreement may be terminated by the Company as of the date the Company provides notice to the Consultant that it has been terminated due to a "permanent disability", as defined herein. For purposes of this Agreement, the term "permanent disability" shall mean the Consultant's inability to perform his duties under this Agreement due to illness, accident or any other physical incapacity: (i) for a period of 90 consecutive days, or (ii) for an aggregate of 120 days, whether or not consecutive. If this Agreement is terminated on account of the permanent disability of the Consultant then the Consultant shall be entitled to receive accrued and unpaid Consulting Fees through the date of such termination.

               (c) Cause. For purposes of this Agreement, the term "Cause" shall mean: (i) any material breach of this Agreement by the Consultant, including without limitation, the performance by the Consultant of any actions purportedly on behalf of the Company which are not authorized in accordance with Section 3 of this Agreement,
(ii) failure of the Consultant to perform his services in a reasonably diligent manner and in good faith, which in the reasonable judgment of the Company is likely to have a material adverse effect on the Company, its financial condition or reputation (iii) failure of the Consultant to exercise reasonable diligence in following the reasonable and lawful directions of the Chairman or the Board Designee, as the case may be, regarding the performance of his services; or (iv) the appropriation of a material business opportunity or series of opportunities which in the aggregate are material to the Company, including securing any personal profit in connection with any transaction entered into on behalf of the Company; provided that nothing in this clause shall restrict or apply to any profit that the Consultant would receive in transaction as a result of his ownership of any common stock or Options. In the event that the Company should elect to terminate the Consultant for Cause, the Company shall deliver to the Consultant written notice specifying the nature of such Cause in reasonable detail and the Consultant shall have a period of ten (10) days after his receipt of such written notice to cure any non-compliance set forth therein, and in such event, Cause shall exist if, in the determination of the Board of Directors, in its sole discretion, the Consultant shall fail to cure such noncompliance within the period prescribed above.

               (d) The Consultant shall have the right to terminate the consulting arrangement established by this Agreement upon not less than ten (10) business days prior written notice to the Company.

               (e) A termination of the consulting arrangement established by this Agreement shall not effect the rights of the Consultant to (i) his vested Options, except to the extent provided in the agreements or plans governing such Options or (ii) the Escrowed Shares, except to the extent provided for in the agreement governing the Escrowed Shares.

               6. Non-Solicitation; Non-Competition; Non-Disclosure.

               (a) From the date hereof and during the Term, the Consultant agrees that he will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, (i) engage in any activity intended to terminate, disrupt or interfere with the Company's or any of its subsidiary's or affiliate's relationship with a customer, supplier, vendor, lessor or other person, or which is inconsistent with the Consultant's duties under this Agreement or in conflict with the interests of the Company,
(ii) engage or participate in, or have any interest in any corporation, entity or other person that engages or participates in any business or activity engaged or participated in by the Company on the Effective Date, or (iii) engage or participate in, or have an interest in any corporation, entity or other person that participates in a merger, acquisition or consolidation with the Company. From the date hereof and for a period of one year following the Term, the Consultant agrees that he will not, directly or indirectly, as an equity owner, director, employee, consultant, lender, agent or in any other capacity, solicit, induce or entice for employment, retention or affiliation, or recommend to any corporation, entity or other person the solicitation, inducement or enticement for employment, retention or affiliation of, any employee, consultant, independent contractor or other person employed or retained by, or affiliated with, the Company, or any of its subsidiaries or affiliates. For purposes of this Section 6(a), the Consultant will be deemed directly or indirectly to be engaged or participating in the operation of such a business or activity, or to have an interest in a corporation, entity or other person, if he is a proprietor, partner, joint venturer, shareholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he, directly or indirectly (including as a member of a group), controls all or any part thereof; provided, that nothing in this Section 6(a) shall prohibit the Consultant from holding less than two percent (2%) of a class of a corporation's outstanding securities that are listed on a national securities exchange or traded in the over-the-counter market.

               (b) The Consultant hereby acknowledges and agrees that during the period of his employment with the Company he was in a confidential relationship with the Company and has had access to confidential information and trade secrets of the Company, its subsidiaries and affiliates (collectively, the "Confidential Information"). Confidential Information includes, but is not limited to, all confidential or any proprietary information regarding the Company, its subsidiaries and affiliates or any aspect of their business or operations, including, but not limited to, customer and client lists, financial information, price lists, pricing strategies, marketing and sales strategies and procedures, computer programs, databases and software, supplier, vendor and service information, personnel information, operating procedures and techniques, business plans and strategies, terms of products strategic alliances (both those in existence and those contemplated operational techniques, intellectual property strategies, the status of the Company's intellectual property, quality control procedures and systems, internal control procedures, accounting and reporting systems, special projects, employee compensation, personnel, and all other records, files, and information in respect of the Company. The Consultant shall maintain the strictest confidentiality of all Confidential Information and shall not use or permit the use of, or disclose, discuss, communicate or transmit or permit the disclosure, discussion, communication or transmission of, any Confidential Information. This Section 6(b) shall not apply to (i) information that, by means other than the Consultant's deliberate or inadvertent disclosure, becomes generally known to the public, or (ii) information the disclosure of which is compelled by law (including judicial or administrative proceedings and legal process). In that connection, in the event that the Consultant is requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other legal process) to disclose any Confidential Information, the Consultant agrees to provide the Company with prompt written notice of such request or requirement so that the Company may seek an appropriate protective order or relief therefrom or may waive the requirements of this Section 6(b). If, failing the entry of a protective order or the receipt of a waiver hereunder, the Consultant is, in the opinion of counsel, compelled to disclose Confidential Information under pain of liability for contempt or other censure or penalty, the Consultant may disclose such Confidential Information to the extent so required. In the event of a breach or threatened breach by the Consultant of any of the provisions of this
Section 6(b), the Company shall be entitled to an injunction to be issued by any court or tribunal of competent jurisdiction to restrain the Consultant from committing or continuing any such violation. In any proceeding for an injunction, the Consultant agrees that his ability to answer in damages, or his or the Company's ability to take any other lawful remedial action, shall not be a bar or be interposed as a defense to the granting of a temporary or permanent injunction against him. The Consultant acknowledges that the Company will not have an adequate remedy at law in the event of any breach by him as aforesaid and that the Company may suffer irreparable damage and injury in the event of such a breach by him. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedy or remedies available to the Company in respect of such breach or threatened breach.

               (c) Each of the Company and the Consultant, hereby agrees that from and after the date of the execution and delivery of this Agreement, neither will directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, except to (i) the extent that such disclosure is specifically required by applicable law or legal process; (ii) such party's tax advisors as may be necessary for the preparation of tax returns or other similar reports required by law, (iii) such party's attorneys as may be necessary to secure advice concerning the interpretation of this Agreement or in connection with the enforcement of this Agreement; (iv) members of the Consultant's immediate family; or (v) to members of the Board of Directors of the Company. Each of the Company and the Consultant agrees that prior to disclosing such information under clauses (ii), (iii) or
(iv) of this Section 6, such party will inform the recipients that they are bound by the limitations of this Section 6 and such disclosure will only be permitted if the recipient agrees to be bound by such limitations. Each of the Company and the Consultant further agrees that any disclosure of such information by any such recipients not in accordance with this Section 6 shall be deemed to be a disclosure by the disclosing party in breach of this Agreement.

               (d) It is expressly acknowledged and agreed by the Consultant that his obligations set forth in this Section 6 were an inducement to the Company to enter into this Agreement and that the scope of the provisions set forth in this Section 6 are in each case reasonable and necessary in light of the circumstances. If, for any reason, any aspect of any of the provisions set forth in this Section 6 as they apply to the Consultant is determined by a court of competent jurisdiction to be unreasonable, illegal, invalid or unenforceable, the provisions shall, to the fullest extent possible, be modified by the court to the minimum extent required by applicable law in order to make the provisions legal, valid and enforceable to the fullest extent permitted by applicable law and the determination by the Court shall not affect the legality, validity and enforceability of this Agreement in any other jurisdiction. The Consultant hereby acknowledges and agrees that his services were and continue to be of a unique character and he expressly grants the Company the right to enforce the provisions of this Section 6 through the use of all remedies available at law or in equity, including, but not limited to, obtaining a court order, injunction or other equitable relief prohibiting the Consultant from threatening to breach, breaching or continuing to breach any provision of this Section 6, without the Company being required to post a bond or other security or prove any amount of actual damages. If the Consultant is adjudicated by a court of competent jurisdiction to have violated any of the provisions of this Section 6, the Company shall be excused and discharged from any obligation to make payments to the Consultant pursuant to this Agreement for the period commencing from the date of the violations.

               (e) Unless a provision in this Section 6 by its terms have a limited period of duration, the provisions contained in this Section 6 shall survive the expiration of the Term or the termination of this Agreement for any reason whatsoever.

               7. Other Agreements. (a) The Consultant agrees not to publicly disparage, denigrate, libel, slander, or make any public negative statements, directly or indirectly, about the

Company or its affiliates or subsidiaries or any of their respective directors, officers or advisors at any time, whether orally or in writing, except for disparaging or negative remarks made under oath, or pursuant to subpoena. The Company agrees not to publicly disparage, denigrate, libel, slander, or make any public negative statements, directly or indirectly, about the Consultant at any time, whether orally or in writing, except for disparaging or negative remarks made under oath, or pursuant to subpoena. The Company and the Consultant agree that the only statement made to third parties or contained in any press release relating to the Consultant's resignation as Chairman and Chief Executive Officer of the Company shall be consistent with the statement set forth on Schedule 2 attached hereto. Prior to issuing any press release related to the aforesaid resignation, the Company shall furnish a copy thereof to the Consultant for his review. The Consultant hereby waives any and all claims, causes of action, damages or other rights he may have against the Company as of the date hereof. The Consultant agrees not to, and waives any right to, commence any litigation, suit or other action or proceeding against the Company based upon or relating to the circumstances giving rise to the resignation of the Consultant as the Chairman and Chief Executive Officer of the Company.

               (b) Nothing in Section 7(a) shall prohibit the Consultant from bringing any action, suit or other proceeding which is based upon acts of which would be considered to be disparagement, libel or slander.

               8. Notices. Any notice or demand which is required or provided to be given under this Agreement shall be in writing and (except for payments which may be sent by first class United States mail) shall be deemed to have been sufficiently given and received for all purposes when delivered by hand, or facsimile or one (1) business day after delivered to a nationally recognized overnight courier for delivery (with all costs paid), or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, to the following addresses:

               (a)    if to the Company:

                      Starbase Corporation
                      4 Hutton Centre, Suite 800
                      Santa Ana, CA 92707
                      Facsimile: (714) 445-4404
                      Attention: Chairman

                      with a copy to:

                      Jenkens & Gilchrist Parker Chapin LLP
                      The Chrysler Building
                      405 Lexington Avenue
                      New York, New York 10174
                      Attention: Martin Eric Weisberg, Esq.
                      Facsimile: 212-704-6157

               (b)    if to the Consultant:

                      William R. Stow III
                      10 Alessandria
                      Newport Beach, CA 92657

                      with a copy to:

                      Greenberg Glusker Fields Claman & Machtinger LLP 1900 Avenue of the Stars, Suite 2100
                      Los Angeles, CA 90067-4550
                      Attention: Robert F. Marshall, Esq.
                      Facsimile: 310-553-0687

or to such other address as a party shall have designated by notice given to the other party pursuant hereto.

               9. Miscellaneous.

               (a) Entire Agreement. Except with respect to the agreements and plan governing the Options and Escrowed Shares, as applicable, this Agreement sets forth the entire understanding and agreement of the parties and, except as specifically set forth herein, merges and supersedes any prior and/or contemporaneous understandings and agreements (whether written or oral) between the parties pertaining to the subject matter hereof, including, without limitation, any rights the Consultant may have under any employment agreement or separation agreement entered into between the Company and the Consultant prior to the date hereof.

               (b) Modification; Amendment. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced. This Agreement may not be amended, except by an instrument in writing which is executed by the Consultant and the Company. Neither party shall have any obligation to mitigate any damages it may incur.

               (c) Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take. Any waiver of a provision hereof shall be limited to the purpose and instance for which it was given.

               (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the legality, validity and enforceability of the other provisions of this Agreement and the provisions held to be illegal, invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such illegality, invalidity or unenforceability.

               (e) Jurisdiction; Venue, etc. This Agreement shall be subject to the exclusive jurisdiction of the courts of Orange County, California. Any breach of any provision of this Agreement shall be deemed to be a breach occurring in the State of California by virtue of a failure to perform an act required to be performed in the State of California, and the parties irrevocably and expressly agree to submit to the jurisdiction of the courts of Orange County, California for the purpose of resolving any disputes among them relating to this Agreement or the transactions contemplated by this Agreement and waive any objections on the grounds of forum non conveniens or otherwise. The parties hereto agree to service of process by certified or registered United States mail, postage prepaid, addressed to the party in question. The party that prevails in any action, suit or other proceeding to enforce this Agreement shall be entitled to be reimbursed for the costs and expenses (including, without limitation, court costs and attorneys' fees and expenses) incurred by such party in connection with such action, suit or other proceeding.

               (f) Governing Law. This Agreement is made and executed and shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof or any other laws which would defer to the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party which causes this Agreement to be drafted.

               (g) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one and the same instrument.

               (h) Headings. Section headings have been inserted in this Agreement for convenience of reference only, and such headings, shall not have any effect on the construction or interpretation of this Agreement.

               IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement as of the date set forth above.


                                        STARBASE CORPORATION

                                        By: /s/ JOHN R. SNEDEGAR
                                            --------------------------------
                                             Name: John R. Snedegar
                                             Title: Chairman


                                        /s/ WILLIAM R. STOW
                                        ------------------------------------
                                        William R. Stow III